EMPLOYMENT AGREEMENT


    THIS AGREEMENT, dated and effective as of the 26th day of October, 2000, by and among Keebler Foods Company, a Delaware corporation (the "Company"), Kellogg Company, a Delaware corporation ("Kellogg"), and Sam Reed (the "Executive").

    WHEREAS, the Company has entered into an Agreement and Plan of Merger dated as of October 26, 2000 (the "Merger Agreement"), among the Company, Kellogg, and FK Acquisition Corp., a Georgia corporation, pursuant to which a subsidiary of Flowers Industries, Inc., a Georgia Corporation, will merge with and into the Company, with the Company as the surviving corporation, and the Company will become an indirect wholly owned subsidiary of Kellogg (the "Transaction," and references herein to the "Company" refer to the Company both before and after the Transaction); and

    WHEREAS, Kellogg, the Company and the Executive desire to set forth in a written agreement the terms and conditions under which the Executive will continue to render services to the Company after the consummation of the Transaction;

    NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, agree as follows:

    1. EMPLOYMENT PERIOD. (a) This Agreement shall become effective at the "Effective Time" as defined in the Merger Agreement if, but only if, the Transaction is consummated and the Executive remains employed by the Company through the Effective Time. If the Transaction is not consummated, or if the Executive ceases for any reason to be employed by the Company before the Effective Time, this Agreement shall be null and void and of no further force or effect.

       (b) The Company shall employ the Executive, and the Executive shall serve the Company, on the terms and conditions set forth in this Agreement, for the period beginning at the Effective Time and ending on the date set forth on Exhibit A hereto (the "Employment Period").

    2. POSITION AND DUTIES. (a) During the Employment Period, the Executive shall serve in the position set forth on Exhibit A hereto, with the duties and responsibilities customarily assigned to such position and such other duties and responsibilities as the Board of Directors of the Company (the "Board") shall from time to time assign to the Executive.

       (b) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote his full business attention and time to the business and affairs of the Company and shall use his reasonable best efforts to carry out his duties and responsibilities hereunder faithfully and efficiently.

       (c) The Executive's services shall be performed primarily at the Company's offices in the Chicago, Illinois metropolitan area.

    3. COMPENSATION. (a) SALARY. As compensation for the Executive's services hereunder during the Employment Period, the Company shall pay to the Executive a base salary (hereinafter the "Base Salary") at an annual rate not less than the amount set forth in Exhibit A hereto, payable at such times and intervals as the Company customarily pays the base salaries of its other executive employees. During the Employment Period, the Base Salary shall be reviewed annually for possible increase in accordance with the Company's normal payroll practices for management personnel. The Base Salary shall not be reduced after any such increase, and the term "Base Salary" shall thereafter refer to the Base Salary as so increased.

       (b) INCENTIVE COMPENSATION. In addition to the Base Salary, the Executive shall be eligible to earn an annual bonus (the "Annual Bonus"), with a target bonus equal to the amount specified in Exhibit A hereto. In addition, the Executive shall be awarded, as of the Effective Time stock options on the terms and conditions set forth on Exhibit B hereto, in Section 4(c) hereof, and otherwise in accordance with the terms and conditions of the Kellogg Company 2001 Long-Term Incentive Plan (the "LTIP"). Further, beginning in 2001, the Executive shall be eligible for regular option grants under the LTIP on the same basis as similarly situated executives of the Company. Finally, the Executive shall be entitled to receive special retention bonuses (the "Retention Bonuses") in the amounts and on the dates set forth in Exhibit A hereto, if the Executive remains employed by the Company on those dates.

       (c) EMPLOYEE BENEFITS AND FRINGE BENEFITS. During the Employment Period, the Executive shall be entitled to receive employee benefits, vacation and fringe benefits (including, without limitation, medical, life insurance and other welfare benefits and benefits under retirement and savings plans) to the same extent as, and on the same terms and conditions as, other similarly situated executives of the Company from time to time.

       (d) EXPENSES. The Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive during the Term in carrying out his duties under this Agreement, provided that the Executive complies with the policies, practices and procedures of the Company for submission of expense reports, receipts, or similar documentation of such expenses, as in effect from time to time.

       (e) CHANGE OF CONTROL: As soon as practicable after the Effective Time, Kellogg shall offer to enter into, or shall cause the Company to offer to enter into, a change-of-control employment agreement with the Executive on the same terms and conditions as other similarly situated executives of Kellogg and its subsidiaries (the "Change of Control Agreement").

    4. EMPLOYMENT TERMINATION. (a) TERMINATION BY THE COMPANY. (i) The Executive's employment may be terminated by the Company upon the Disability of the Executive (as defined below), for Cause (as defined below), or for any other reason (a termination without Cause). The Company shall give the Executive notice of termination specifying which of the foregoing provisions is applicable and, in the case of a termination for Cause, the factual basis therefor, and the termination shall be effective upon the 5th day after such notice is given or such later day as may be specified in such notice (such day, the "Date of Termination").

       (ii) For purposes of this Agreement, "Disability" shall mean a disability that would entitle Executive to receive benefits under the long-term disability plan of the Company, Kellogg or any of their affiliates (the Kellogg and such affiliates are hereinafter referred to as the "Affiliated Companies"), applicable to Executive, as in effect from time to time, which prevents the Executive from performing his duties hereunder for 180 consecutive days or more.

       (iii) For purposes of this Agreement, "Cause" means any of the following:

       (A) malfeasance or gross misconduct by the Executive in connection with his employment or malfeasance or gross misconduct that produces material loss or damage to, or has a material adverse effect on the reputation of, the Company or any of the Affiliated Companies, which shall include but not be limited to instances of sexual harassment or violation of the Company's nondiscrimination policies.

       (B) continuing refusal by the Executive to perform his employment duties or any lawful direction of a senior executive of the Company or Kellogg, within ten (10) days after written notice of any such refusal to perform such duties or direction is given to the Executive;

       (C) any breach of the provisions of Section 5 of this Agreement by the Executive or any other material breach of this Agreement by the Executive; or

       (D) the conviction of the Executive of, or plea of nolo contendere by the Executive to:

             (I) any felony under federal, state or local laws; or

             (II)a misdemeanor that involves dishonesty or fraud or produces material loss or damage to, or has a material adverse effect on the reputation of, the Company or any of the Affiliated Companies.

       (b) TERMINATION BY EXECUTIVE. (i) The Executive's employment may be terminated by the Executive for "Good Reason," as defined below, or without Good Reason. The Executive shall give the Company notice of termination, which shall, if the termination is for "Good Reason," specify the factual basis therefor, and the termination shall be effective upon the 30th business day after such notice is given unless the Company agrees to an earlier day (such day, the "Date of Termination").

       (iv) A termination by the Executive shall be for "Good Reason" if it occurs within 30 days after, and as a result of, one of the following:

       (A) the assignment to the Executive of any duties inconsistent in any material adverse respect with the Executive's position, duties or responsibilities as contemplated by Section 2 of this Agreement, or any other action by the Company which results in a material diminishment in such position, duties or responsibilities, other than action or inaction which is remedied by the Company within 15 days after receipt of written notice thereof given by the Executive;

       (B)   any failure by the Company to comply with any of the provisions of
             Section 3 of this Agreement in any material respect, other than any such failure that is remedied by the Company within 15 days after receipt of written notice thereof given by the Executive; or

       (C) any relocation by the Company of the Executive's principal place of business away from the Chicago, Illinois metropolitan area.

       (c) CONSEQUENCES OF TERMINATION BY THE COMPANY WITHOUT CAUSE OR BY THE EXECUTIVE FOR GOOD REASON. (i) If, during the Employment Period, the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason, the Executive shall not be entitled to any further compensation provided for under this Agreement, and shall instead receive from the Company
(A) a lump sum cash payment, within 15 days after the Date of Termination, equal to (I) the Base Salary, at the rate in effect immediately before the Date of Termination (but, in the case of a termination by the Executive for Good Reason, disregarding any reduction thereof that was the basis for such termination), plus (II) the Annual Bonus Amount, as defined below, plus (III) any Retention Bonuses that have not yet been paid, plus (IV) $30,000 in lieu of certain benefits, and (ii) continued health and life insurance benefits on the terms and conditions set forth in Section 4(c)(iii) below and the other benefits set forth in Section 4(c)(iv) below.

       (ii)  The "Annual Bonus Amount" means the sum of:

       (A) any earned but unpaid Annual Bonus for the fiscal year ending immediately before the Date of Termination;

       (B)   an amount equal to (I) the Recent Bonus (as defined below) times
             (II) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs that precede the Date of Termination, and the denominator of which is the total number of days in such fiscal year; plus

       (C)   the Recent Bonus.

For purposes of clauses (B) and (C) above, the "Recent Bonus" means the greatest of (I) the amount of the Executive's 1999 fiscal year bonus paid in 2000, (II) if the Executive's 2000 fiscal year bonus has been determined as of the Date of Termination, the average of the 1999 fiscal year bonus paid in 2000 and the 2000 fiscal year bonus paid or payable in 2001, and (III) the most recent Annual Bonus (if any) earned by the Executive under this Agreement.

       (iii) The health and life insurance benefits described above shall consist of continued coverage for the Executive and, if applicable, his eligible dependents, under the Company's group health and life insurance plans from the Date of Termination through the second anniversary thereof (subject to making all required employee contributions) in the form then available to employees of the Company. However, such continuation shall no longer be provided when and to the extent that the Executive is entitled (without regard to any individual waivers or other arrangements) to receive during such two-year period the same type of coverage from another employer or another recipient of the Executive's services (except to the extent that pre-existing conditions would not be eligible to be covered under such successor coverage). To the extent that such coverage cannot be provided under the terms of the applicable plans, the Company may elect instead to provide alternative coverage through the purchase of insurance (of equal value and coverage) at the Company's expense. After the period during which such continued health and dental coverage is provided, the Company may elect to continue coverage under the "COBRA" health benefit continuation rules and, if he so elects such continuation, he shall pay the required premiums to maintain such coverage.

       (iv) In addition, the Executive shall continue to receive any automobile allowance to which he was entitled immediately before the Date of Termination until the second anniversary of the Date of Termination. However, the Executive must deliver any Company-provided leased vehicles to the Company within ten days after the Date of Termination. For a period of one year after the Date of Termination, the Company shall provide outplacement assistance, as appropriate and necessary to the Executive. The Executive shall not, however, be entitled to any payment in lieu of accepting outplacement assistance services. Finally, for purposes of any non-qualified retirement plan in which the Executive is participating immediately before the Effective Time, the Executive shall be credited with one additional year of service and the cash amounts payable pursuant to Section 4(c)(i)(A)(I), (II), and (IV) above shall be treated as compensation paid during the period of such additional service.

       (d) OTHER EMPLOYMENT TERMINATIONS. If, during the Employment Period, the Executive's employment is terminated for any reason other than by the Company without Cause or by the Executive for Good Reason, the Executive shall not be entitled to any compensation provided for under this Agreement, other than (i) Base Salary through the Employment Termination Date, (ii) benefits under any long-term disability insurance coverage in the case of termination because of Disability, (iii) vested benefits, if any, required to be paid or provided by law, and (iv) any Retention Bonuses that have not yet been paid, in the case of the Executive's death or termination because of Disability.

       (e) COORDINATION OF SEVERANCE BENEFITS. The Executive acknowledges and agrees that if he enters into the Change of Control Agreement, and if the "Effective Date" as defined in the Change of Control Agreement (which generally will occur if there is a Change of Control of Kellogg, as that term is defined in the Change of Control Agreement) occurs during the Employment Period under this Agreement, then notwithstanding any other provision of this Agreement, the Change of Control Agreement shall supersede this Agreement in its entirety. In addition, the Executive acknowledges and agrees that if he becomes entitled to the severance pay and benefits provided under Section 4(c) or Section 4(d) of this Agreement, he will not also be eligible for severance pay or benefits under any severance plan, program or policy or similar arrangement of Kellogg, the Company, or any of their affiliates.

    5. COVENANTS. (a) CONFIDENTIAL INFORMATION. The Executive shall hold in a fiduciary capacity for the benefit of the Company and the Affiliated Companies all secret or confidential information, knowledge or data relating to the Company or any of the Affiliated Companies and their respective businesses (including, without limitation, any proprietary and not publicly available information concerning any processes, methods, trade secrets, research, secret data, costs or names of users or purchasers of their respective products or services, business methods, operating procedures or programs or methods of promotion and sale) that the Executive has obtained or obtains during his employment by the Company or any of the Affiliated Companies and that is not public knowledge (other than as a result of the Executive's violation of this Section 5(a)) ("Confidential Information"). For the purposes of this Section 5(a), information shall not be deemed to be publicly available merely because it is embraced by general disclosures or because individual features or combinations thereof are publicly available. The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive's employment with the Company or any of the Affiliated Companies, except with the prior written consent of the Company or such Affiliated Company, as applicable, or as otherwise required by law or legal process. All records, files, memoranda, reports, customer lists, drawings, plans, documents and the like that the Executive uses, prepares or comes into contact with during the course of the Executive's employment shall remain the sole property of the Company and/or one or more of the Affiliated Companies, as applicable, and shall be turned over to the Company or such Affiliated Company, as applicable, upon termination of the Executive's employment.

       (b) NO SOLICITATION. The Executive agrees that he will not, at any time during the Noncompetition Period (as defined in Section 5(c) below), without the prior written consent of Kellogg, directly or indirectly employ, or solicit the employment of (whether as an employee, officer, director, agent, consultant or independent contractor), any person who is or was at any time during the previous six (6) months an employee, representative, officer or director of the Company or any of the Affiliated Companies (except for such employment by the Company or any of the Affiliated Companies).

       (c) NONCOMPETITION. During the Noncompetition Period (as defined below), the Executive shall not become associated with a Competitor. The foregoing sentence shall not apply, however, if the Executive obtains prior written permission of Kellogg to become associated with a Competitor. For purposes of this Section 5(c): (i) the "Noncompetition Period" means (A) the period during which the Executive is employed by the Company or any of the Affiliated Companies, plus (B) the period of one year immediately thereafter; (ii) a "Competitor" means any grain-based convenience foods business of Campbell's, Danone, General Mills, Kraft, Nabisco, Nestle, Parmalat, PepsiCo, Quaker, or any of their respective affiliates and successors; and (iii) the Executive shall be considered to have become "associated with a Competitor" if the Executive becomes directly or indirectly involved as an owner, principal, employee, officer, director, independent contractor, representative, stockholder, financial backer, agent, partner, advisor, lender, or in any other individual or representative capacity with a Competitor. Notwithstanding the foregoing, the Executive may make and retain investments in less than one percent of the equity of any Competitor, if such equity is listed on a national securities exchange or regularly traded in an over-the-counter market.

       (d) INVENTIONS. All plans, discoveries and improvements, whether patentable or unpatentable, made or devised by the Executive, whether alone or jointly with others, from the date of the Executive's initial employment by the Company and continuing until the end of the Employment Period and any subsequent period when the Executive is employed by the Company or any of the Affiliated Companies, relating or pertaining in any way to the Executive's employment with or the business of the Company or any of the Affiliated Companies, shall be promptly disclosed in writing to the Board and are hereby transferred to and shall redound to the benefit of the Company, and shall become and remain its sole and exclusive property. The Executive agrees to execute any assignments to the Company or its nominee, of the Executive's entire right, title and interest in and to any such discoveries and improvements and to execute any other instruments and documents requisite or desirable in applying for and obtaining patents or copyrights, at the expense of the Company, with respect thereto in the United States and in all foreign countries, that may be required by the Company. The Executive further agrees, during and after the Employment Period, to cooperate to the extent and in the manner required by the Company, in the prosecution or defense of any patent or copyright claims or any litigation, or other proceeding involving any trade secrets, processes, discoveries or improvements covered by this Agreement, but all necessary expenses thereof shall be paid by the Company.

       (e) ACKNOWLEDGEMENT AND ENFORCEMENT. The Executive acknowledges and agrees that: (i) the purpose of the foregoing covenants, including without limitation the noncompetition covenant of Section 5(c), is to protect the goodwill, trade secrets and other Confidential Information of the Company being acquired by Kellogg in the Transaction; (ii) because of the nature of the business in which the Company and the Affiliated Companies are engaged and because of the nature of the Confidential Information to which the Executive has access, it would be impractical and excessively difficult to determine the actual damages of the Company and the Affiliated Companies in the event the Executive breached any of the covenants of this Section 5; and (iii) remedies at law (such as monetary damages) for any breach of the Executive's obligations under this Section 5 would be inadequate. The Executive therefore agrees and consents that if he commits any breach of a covenant under this Section 5 or threatens to commit any such breach, the Company shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage. With respect to any provision of this
Section 5 finally determined by a court of competent jurisdiction to be unenforceable, the Executive and the Company hereby agree that such court shall have jurisdiction to reform this Agreement or any provision hereof so that it is enforceable to the maximum extent permitted by law, and the parties agree to abide by such court's determination. If any of the covenants of this Section 5 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company's right to enforce any such covenant in any other jurisdiction.

    6. NO MITIGATION. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as specifically provided in Section 4(c)(iii) above, such amounts shall not be reduced, regardless of whether the Executive obtains other employment.

    7. TAX GROSS-UP FOR PAYMENTS BY THE COMPANY. (a) Any payment or benefit provided by the Company or Kellogg for the benefit of the Executive under this Agreement or otherwise under any other agreement, policy, plan, program or arrangement, including without limitation any stock option, performance share, performance unit, stock appreciation right, restricted stock award, executive incentive award, or similar right, or the lapse or termination of any restriction on, or the vesting or exercisability of, any of the foregoing ("Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or by any successor provision) or to any similar excise or penalty tax imposed by state or local law, or to any interest or penalties with respect to that tax (that tax or those taxes, together with any interest and penalties, being hereinafter referred to as the "Excise Tax"), then the Executive will be entitled to receive from the Company a payment described in the provisions that follow (the "Gross-Up Payment"). The Gross-Up Payment shall be in an amount such that, after payment (out of the Gross-Up Payment) by the Executive of all taxes (including any interest or penalties imposed on the Executive with respect to those taxes), including any income and excise taxes imposed on the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed on the Payment and paid by the Executive.

       (b) The determination of whether an Excise Tax is payable by the Executive and the amount of that Excise Tax and whether a Gross-Up Payment is required to be paid by the Company to the Executive and the amount of that Gross-Up Payment, if any, shall be made by a nationally recognized accounting firm ("Accounting Firm") designated by the Company. If the Accounting Firm determines that any Excise Tax is payable by the Executive, the Company shall pay the required Gross-Up Payment to the Executive as soon as practicable after receipt of the determination and calculations with respect to any Payment to the Executive. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall, at the same time as it makes that determination, furnish the Company and the Executive an opinion that the Executive has substantial authority not to report any Excise Tax on his federal, state or local income or other tax return.

       (c) The Company and the Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the Accounting Firm, and shall otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 7. Any determination by the Accounting Firm as to the amount of the Gross-Up Payment shall be binding on the Company and the Executive, unless the amount of the Excise Tax or such Gross-Up Payment is challenged by the IRS or any other taxing authority (in which case the Gross-Up Payment shall be recalculated after such challenge has been concluded).

       (d) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment (or the recalculation of the Gross-Up Payment). That notification shall be given as promptly as practicable but no later than ten (10) business days after the Executive actually receives notice of the claim, and the Executive shall further apprise the Company of the nature of the claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Executive). The Company shall be responsible for representing the Executive before any taxing authority and shall have full authority to defend, compromise or settle any claim, all of such shall be at the Company's full expense (including any additional required Gross-Up Payment and any accounting or legal fees incurred by the Company).

    8. NOTICES. (a) METHODS. Each notice, demand, request, consent, report, approval or communication (hereinafter, "Notice") which is or may be required to be given by any party to any other party in connection with this Agreement and the transactions contemplated hereby, shall be in writing, and given by facsimile, personal delivery, receipted delivery services, or by certified mail, return receipt requested, prepaid and properly addressed to the party to be served as shown in Section 8(b) below.

       (b) ADDRESSES. Notices shall be effective on the date sent via facsimile, the date delivered personally or by receipted delivery service, or three (3) days after the date mailed:

       If to the Company:           Keebler Foods Company
                                    677 Larch Ave.
                                    Elmhurst, IL 60126

                                    Attn.:  Corporate Secretary

                                    Facsimile:  (630) 833-3372

       If to the Executive:         At his residence address most recently filed
                                    with the Company.

       In each case, with
       a copy to Kellogg:

       If to Kellogg:               Kellogg Company
                                    One Kellogg Square
                                    Battle Creek, MI  49016-3599

                                    Attn.:  General Counsel

                                    Facsimile:  (616) 961-6598

       (c) CHANGES. Each party may designate by Notice to the other in writing, given in the foregoing manner, a new address to which any Notice may thereafter be so given, served or sent.

    9. ENTIRE AGREEMENT. If this Agreement becomes effective as provided in
Section 1(a), then as of the Effective Time, this Agreement shall constitute the entire agreement of the parties with respect to the subject matter hereof and shall supersede all prior agreements with respect thereto, including, without limitation, the Employment and Severance Agreement between the Company and the Executive as amended on September 5, 2000.

    10. SUCCESSORS. (a) EXECUTIVE. This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

        (b) THE COMPANY. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

        (c) ASSIGNS. The Company and/or Kellogg shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and perform this Agreement in the same manner and to the same extent that the Company and/or Kellogg would have been required to perform it if no such assignment had taken place. As used in this Agreement, "Company" shall mean both the Company as defined above and any such successor by operation of law or otherwise.

    11. MISCELLANEOUS. (a) GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois, without reference to principles of conflict of laws. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

        (b) SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

        (c) TAX WITHHOLDING. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

        (d) NO WAIVER. The Executive's or the Company's failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

        (e) HEADINGS. The Section headings contained in this Agreement are for convenience only and in no manner shall be construed as part of this Agreement.

        (f) COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

    IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization of its Board of Directors, each of the Company and Kellogg has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

                                  EXECUTIVE

                                           /S/ SAM K. REED
                                           -------------------------------------
                                           Sam Reed


                                           KEEBLER FOODS COMPANY

                                           By /S/ THOMAS E. O'NEILL
                                           -------------------------------------
                                           Name:
                                           Title:


                                           KELLOGG COMPANY

                                           By /S/ CARLOS GUTIERREZ
                                           -------------------------------------
                                           Name:
                                           Title:

                                    EXHIBIT A
                        TERMS AND CONDITIONS FOR SAM REED


End of Employment Period:  first anniversary of Effective Time.

Position:  Vice Chairman of Kellogg.

Minimum Annual Rate of Base Salary:  $810,000.

Target Annual Bonus:  80% of Base Salary.

Retention Bonus Payments: $4,269,500. Executive shall receive 100% of this amount upon the first anniversary of the Effective Time.

                                    EXHIBIT B
               OPTIONS TO BE GRANTED TO SAM REED (the "Executive")


Number of Options: 500,000 shares of common stock of Kellogg.

Per-share exercise price: The "Fair Market Value," as defined in the LTIP, of a share of common stock of Kellogg on the grant date.

Vesting schedule before termination of employment as follows: (1) 50% of the Options vest on January 1, 2002 if all of the following performance conditions are achieved for calendar year 2001: (a) Net Sales Value (NSV) growth of 3% over the preceding 12 month period, (b) EBITDA growth of 12% over the same period, and (c) effective integration and testing of Rice Krispie Treats, Snackums, Nutrigrain Bars and other Kellogg products, from warehouse to direct store delivery; and (2) an additional 25% of the Options vest on January 1, 2003 if both of the following performance conditions are achieved for calendar year 2002: (a) NSV growth of 5% (as measured against an NSV for 2001 that equals the annualized sales of Kellogg products under the control of the Company plus the total sales of Company products) and (b) EBITDA growth of 15% over the same period. If any of the performance conditions are not achieved for a given year, the Options available for vesting in that year will be made available for vesting in the subsequent year. All Options will vest on the first anniversary of the Effective Time regardless of the achievement of the performance conditions provided the Executive's employment has not previously terminated for any reason.

Effect of a termination of the Executive's employment:

   o Termination of employment by the Company without Cause or by the Executive for Good Reason: A percentage of the Executive's unvested Options vest, equal to the percentage determined by dividing (i) the number of calendar months ending during the period from the Effective Time to the Date of Termination, by (ii) the number of calendar months ending in the period between the Effective Time and the first anniversary thereof. Vested Options shall remain exercisable for one year from the Date of Termination.

   o Termination of employment by the Company for Cause or by the Executive without Good Reason: all Options (whether vested or not) are forfeited on the Date of Termination.

   o Termination of employment due to the Executive's Retirement (as defined in the Company pension plan in which the Executive is then participating, and also including voluntary termination at the end of the Employment Period): all unvested Options vest as of the Date of Termination, and all Options remain exercisable until the fifth anniversary of the date of Retirement.

   o Termination of employment due to the Executive's death: all unvested Options vest as of the Date of Termination, and all Options remain exercisable until the fifth anniversary of the date of death.

   o Termination of employment due to the Executive's disability (as defined in the Company long-term disability plan then covering the Executive): all unvested Options vest as of the Date of Termination, and all Options remain exercisable until the fifth anniversary of the date of disability.

   o Notwithstanding the foregoing, in no event will any Options remain exercisable beyond their original term.

Reloads: The Options will be granted with a reload feature that, as provided in the LTIP, will be available only to the extent the Options are exercised while the Executive is an active employee. Reloads are not available for any Options exercised after a termination of employment for any reason.

                                    AMENDMENT

    AMENDMENT ("Amendment") dated and effective as of the 22nd day of February, 2001, to the Employment Agreement entered into by Sam Reed (the "Executive"), Keebler Foods Company ("Keebler"), and Kellogg Company ("Kellogg") dated as of October 26, 2000 (the "Agreement").

    WHEREAS, the parties desire to amend the Agreement;

    NOW, THEREFORE: the parties hereto, in consideration of the mutual covenants contained herein and in the Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, agree as follows:

1. Clause (ii) of the third sentence of Section 5(c) of the Agreement shall be replaced with the following language, which clarifies the definition of "Competitor" by adding the words "(including but not limited to ready-to-eat cereal)":

           (ii) a "Competitor" means any grain-based convenience foods (including but not limited to ready-to-eat cereal) business of Campbell's, Danone, General Mills, Kraft, Nabisco, Nestle, Parmalat, PepsiCo, Quaker, or any of their respective affiliates and successors; and

2. The following text shall be added to your Agreement as a new Section 5(e), and the existing Section 5(e) shall become Section 5(f):

           NONDISPARAGEMENT. The Executive shall not, and the Company and the Affiliated Companies shall not, in each case except as otherwise required by applicable law, make or cause to be made any statement to any person or entity that disparages, casts in a negative light, or otherwise impugns the other party and/or damages the reputation of the Company or any of the Affiliated Companies, agents, officers, directors, managers, or employees, or the Executive, as the case may be.

3. Exhibit B to the Agreement shall be replaced by the attached Exhibit B. The grant of Options described in the attached Exhibit B shall be subject to the terms and conditions of an option agreement in the form of the option agreement attached to this Amendment (and such Exhibit B shall be deemed to so provide).

    The Agreement shall remain in full force and effect, except to the extent expressly provided herein. This Amendment may be executed simultaneously or in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

    IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization of its Board of Directors, each of Keebler and Kellogg has caused this Amendment to be executed in its name and on its behalf, all as of the day and year first written above.

                                                     EXECUTIVE


                                           /S/ SAM K. REED
                                           -------------------------------------
                                           Sam Reed


                                           KEEBLER FOODS COMPANY

                                           By /S/ DAVID B. VERMYLEN
                                           -------------------------------------
                                           Name:
                                           Title:


                                           KELLOGG COMPANY

                                           By /S/ CARLOS GUTIERREZ
                                           -------------------------------------
                                           Name:
                                           Title:

                                [KELLOGG'S LOGO]




                                 KELLOGG COMPANY
                        NON-QUALIFIED STOCK OPTION AWARD


     Kellogg Company (the Company), pursuant to action of the Compensation Committee of its Board of Directors, hereby awards to you the right and option to purchase from the Company all or any part of the number of options shown below to purchase shares of the Common Stock of the Company, par value $.25 per share, at the option price per share shown below, in accordance with and subject to the terms, conditions and provisions of the plan shown below (the "Plan") and the Option Agreement set forth in the attachment, which, together with this Non-Qualified Stock Option Award collectively constitute the Option.


                                      PLAN:

                                      NAME:

                               NUMBER OF OPTIONS:

                                   AWARD DATE:

                                  OPTION PRICE:


                  PLEASE RETAIN THIS DOCUMENT FOR YOUR RECORDS

               IF YOU ARE A NEW PARTICIPANT IN THE PLAN, YOU WILL
              RECEIVE ADDITIONAL MATERIALS FROM MERRILL LYNCH, THE PLAN ADMINISTRATOR, IN MID SUMMER WHICH PROVIDE MORE
                      DETAILS ON THE STOCK OPTION PROGRAM.

                          THE OPTION AGREEMENT FOR THE
                            APPROPRIATE PLAN MUST BE
                      ATTACHED TO THIS STOCK OPTION AWARD -
                         SEE YOUR MANAGER IF IT IS NOT.

                (NOTE: FOR KEEBLER INITIAL RETENTION GRANT ONLY)

                                 KELLOGG COMPANY
                          2001 LONG TERM INCENTIVE PLAN
                                OPTION AGREEMENT

    For and in consideration of the agreements set forth below and in the Non-Qualified Stock Option Award to which this Option Agreement is appended (which together constitute the "Option") and pursuant to the Employment Agreement, dated as of October 26, 2000, by and among Kellogg Company (the "Company"), Keebler Foods Company ("Keebler") and the Optionee (the "Agreement"), the parties have agreed as follows:


       1. The Option and this Option Agreement are subject to the terms and conditions of the Kellogg Company 2001 Long Term Incentive Plan.

       2. The Company awards to the Optionee an the Optionee accepts an Option to purchase the number of shares of the Common Stock ($0.25 par value) of the Company at the option price per share on the date of award described in the Non-Qualified Stock Option Award.

       3. The Option is not an Incentive Stock Option under the provisions of the Internal Revenue Code and it must be exercised prior to the expiration of ten (10) years and (1) day from the date of this award. The Option vests as follows: (1) 50% of the Option will vest on January 1, 2002 if all of the following performance conditions are achieved by Keebler for calendar year 2001:
(a) Net Sales Value (NSV) growth of 3% over the preceding 12 month period, (b) EBITDA growth of 12% over the same period, and (c) effective integration and testing of Rice Krispie Treats, Snackums, Nutrigrain Bars and other Company products, from warehouse to direct store delivery; and (2) an additional 25% of the Option will vest on January 1, 2003 if both of the following performance conditions are achieved for calendar year 2002: (a) NSV growth of 5% (as measured against an NSV for 2001 that equals the annualized sales of Company products under the control of Keebler plus the total sales of Keebler products) and (b) EBITDA growth of 15% over the same period. If any of the performance conditions are not achieved for a given year, the portion of the Option available for vesting in that year will be made available for vesting in the subsequent year. The Option will vest in full on the first anniversary of the Effective Time (as defined in the Agreement) regardless of the achievement of the performance conditions provided the Optionee's employment has not previously terminated for any reason.

       4. In the event of the Optionee's termination of employment, the following provisions will apply:

       (a) Termination of employment by the Company or Keebler without Cause or by the Optionee for Good Reason, each as defined by the Agreement: a percentage of the Option that had not yet vested shall vest in an amount equal to the percentage determined by dividing (i) the number of calendar months ending during the period from the Effective Time to the Date of Termination (as defined in the Agreement), by (ii) the number of cal-endar months ending in the period between the Effective Time and the first anniversary thereof.

       (b) Termination of employment by the Company or Keebler for Cause or by the Optionee without Good Reason (each as defined in the Agreement): the Option (whether vested or not) is forfeited on the Date of Termination.

       (c) Termination of employment due to the Optionee's Retirement (as defined in the pension plan in which the Optionee is then participating, and also including voluntary termination at the "End of Employment Period" (as defined in Exhibit A to the Agreement): any unvested portion of the Option will vest as of the Date of Termination, and the Option will remain exercisable in full until the fifth anniversary of the date of Retirement.

       (d) Termination of employment due to the Optionee's death: any unvested portion of the Option will vest as of the Date of Termination, and the Option will remain exercisable in full until the fifth anniversary of the date of death.

       (e) Termination of employment due to the Optionee's disability (as defined in the long-term disability plan then covering the Optionee): any unvested portion of the Option will vest as of the Date of Termination, and the Option will remain exercisable in full until the fifth anniversary of the date of disability.

       (f) Notwithstanding the foregoing, in no event will the Option remain exercisable prior to the expiration of ten (10) years and one (1) day from the date of this award.

       5. The Option may be exercised, in whole or in part, by contacting Merrill Lynch at 1 (877) 884-4371 or 1 (616) 774-4216.

       6. In the event you exercise this Option and pay the Option price and tax withholding in whole or in part by surrendering shares of the Company's Common Stock, then you may be eligible to receive an accelerated ownership feature ("AOF") option to purchase a number of shares of Common Stock equal to the number of shares delivered to pay the option price or delivered or withheld for tax withholding obligations. Such AOF will be exercisable for a term ending on the same date as the Option exercised and the Option price of the AOF will be the fair market value on the date the AOF is awarded. AOFs will be awarded only if no other AOF has been awarded to the Optionee within the period prescribed by the Compensation Committee.

       7. This Option Agreement shall be construed according to the laws of the State of Delaware (regardless of the law that might otherwise govern under applicable Delaware principles of conflict of laws) to the extent not superseded by federal U.S. law.

         8. (a) If you exercise any portion of the Option and you voluntarily leave the employment of the Company and its affiliates and within one (1) year after such exercise you become associated with a Competitor as defined in paragraph 8(d) below, except as expressly permitted by paragraph 8(d) below, then (i) the gain represented by the mean market price on the date of exercise over the exercise price, multiplied by the number of shares you purchased, less any tax withholding or tax obligations ("Option Gain"), without regard to any subsequent market price decrease or increase, shall be paid by you to the Company and (ii) any unexercised Options will be immediately cancelable by the Company at the time of resignation. Your resignation for "Good Reason" as defined by your Employment Agreement shall not be deemed to be "voluntary" for purpose of this paragraph 8(a).

       (b) The Option shall terminate upon delivery of notice from the Company at any time during the Noncompetition Period (as defined below), if during the Noncompetition Period: (i) you become associated with a Competitor as defined in paragraph 8(d) below, except as expressly permitted by Section 8(d); (ii) you participate in a hostile takeover attempt against the Company; (iii) you are convicted of or plead nolo contendere to (x) any felony under federal, state or local laws, or (y) a misdemeanor that involves dishonesty or fraud or produces material loss or damage to, or has a material adverse effect on the reputation of the Company or any of its affiliates, provided that the conduct that is the basis for such felony or misdemeanor is related to your employment with the Company or any of its affiliates; or (iv) you commit any breach of Section 5(b) of your Employment Agreement (PROVIDED, HOWEVER, that such Section shall be modified solely for purposes of this Option Agreement to prohibit the solicitation or employment only of persons listed on Schedule A to this Option Agreement or any other vice president or more senior officer of the Company or any of its affiliates). Upon delivery of notice from the Company described in the first sentence of this Section 8(b), the Option shall terminate effective as of the date on which you first become so associated or you first so participate, on the date of your conviction or plea, or on the date you commit such breach, as applicable, in each case unless the Option has terminated sooner by operation of another term or condition of the Option or the Plan.

       (c) Any amounts the Company and/or any of its affiliates owes you from time to time (including without limitation amounts owed to you as wages or other compensation, fringe benefits, or vacation pay) may be offset, to the extent of the amounts you owe the Company under sections 8(a) and 8(e) of this Option Agreement. Whether or not the Company and its affiliates elect to make any such set-off in whole or in part, if the Company and its affiliates do not recover by means of such set-off the full amount you owe them pursuant to Section 8(a) or 8(e), you shall pay the unpaid balance to the Company immediately. You may be released from your obligations under Sections 8(a), 8(c) and 8(e) only if the Compensation Committee (or its duly appointed agent) determines in its sole discretion that such action is in the best interests of the Company.

       (d) For purposes of this paragraph 8: (i) the "Noncompetition Period" means (A) the period during which you are employed by the Company or any of its affiliates, plus (B) the period of one year immediately thereafter; (ii) a "Competitor" means any grain-based convenience foods (including but not limited to ready-to-eat cereal) business of Campbell's, Danone, General Mills, Kraft, Nabisco, Nestle, Parmalat, PepsiCo, Quaker, or any of their respective affiliates and successors; and (iii) you shall be considered to have become "associated with a Competitor" if you become directly or indirectly involved as an owner, principal, employee, officer, director, independent contractor, representative, stockholder, financial backer, agent, partner, advisor, lender, or in any other individual or representative capacity with a Competitor, unless the Company shall have consented to such involvement pursuant to Section 8(e) below. Notwithstanding the foregoing, you may make and retain investments in less than one percent of the equity of any Competitor, if such equity is listed on a national securities exchange or regularly traded in an over-the-counter market.

       (e) You may, from time to time, request in writing that the Company (i) determine whether a particular activity that you propose to engage in (the "Proposed Activity") would constitute "becoming associated with a Competitor" as defined in Section 8(d), or (ii) consent to your involvement in a Proposed Activity, by providing written notice of such request to the Company, directed to the Vice President of Human Resources (the "VPHR") and the General Counsel (the "GC") of the Company (the "Request"). Such request shall include all information relevant to the Proposed Activity including, but not limited to, the identity of the party you propose to become associated with and your proposed relationship with such party. You shall also provide such additional information ("Additional Information") as the Company may reasonably request relating to the Proposed Activity. The VPHR or the GC of the Company shall advise you in writing (the "Answer") whether the Company has determined that the Proposed Activity would constitute "becoming associated with a Competitor," or whether the Company consents to your involvement in such Proposed Activity, as applicable, within 10 business days after their receipt of your request (the "Answer Period"). In the event the Answer does not state that the Company has determined that the Proposed Activity does not constitute "becoming associated with a Competitor" and does not otherwise consent to your involvement in such Proposed Activity, you may elect, by written notice to the Company given within 20 business days after receiving the Answer, to submit the question of whether the Proposed Activity constitutes "becoming associated with a Competitor" to binding arbitration as follows. Within 5 business days of delivery of such notice to the Company, you shall submit the documents you provided to the Company and the Answer to the AAA (as defined below) with such other documents necessary to commence the arbitration process. Such arbitration shall be conducted in Chicago, Illinois, under the rules of the American Arbitration Association (the "AAA") then in effect for commercial arbitration, by an arbitrator selected by mutual agreement between you and the Company. If you and the Company are unable to agree upon an arbitrator, then one arbitrator shall be appointed by the American Arbitration Association of Chicago, Illinois, as it may determine, in accordance with the rules and practices of such association then in effect. In the event of such an arbitration, the Company and you agree to use best efforts to facilitate a determination by the AAA within 30 days of the submission of documents to it. The arbitrator shall apply the law of the State of Delaware (without reference to rules of conflicts of law or statutory arbitration), shall determine whether the Proposed Activity would constitute "becoming associated with a Competitor," and shall assess the costs of the arbitration to the non-prevailing party. Any such arbitration shall be final and binding on you and the Company, and judgment upon the award rendered in any such arbitration may be entered in any state or federal court having jurisdiction. You shall immediately advise the Company in writing if you begin the Proposed Activity after you have sent a Request. Notwithstanding the foregoing: (i) if you actually begin the Proposed Activity before receiving the Answer, the Company shall not be obligated to provide the Answer; and (ii) if you actually begin the Proposed Activity before the arbitration provided for above is commenced or concluded, and before the conclusion of the 30-day period described above, you shall forfeit your right to elect such arbitration and be responsible for all costs and expenses incurred by the Company with respect to such arbitration (including reasonable attorneys fees), and any such arbitration shall immediately cease; and (iii) if you actually begin the Proposed Activity after the conclusion of such 30-day period, but before the arbitration is com-menced or concluded, you shall forfeit any right to such arbitration and each party shall be responsible for its respective costs and expenses, as well as for one half of any fee charged by the AAA in connection with the arbitration, and any such arbitration shall immediately cease.

       (f) You and the Company agree that references in this Option Agreement to your Employment Agreement with the Company shall mean references to such agreement as in effect on the date hereof, and that the terms of this Option Agreement shall not be affected by any subsequent amendment or termination of the Employment Agreement, unless the Company and you execute a written amendment to this Option Agreement specifically so providing. In addition, you and the Company agree that this Option Agreement contains the entire agreement of the Company and you relating to circumstances under which the Option may be forfeited or a repayment obligation may arise with respect to the Option, and no provision contained in any option exercise form, plan, program, policy or other arrangement may modify such circumstances unless the Company and you execute a written amendment to this Option Agreement specifically so providing.

                                   Schedule A


Jeffrey Ablin
John Balog
William Britenbach
Jerry Cavitt
Robert Curran
Floyd Gillenwater
Bruce Grieve
James Holton
Patrick Mitchell
David Pfanzelter
Jon Ready
Sam Reed
Jan Rittenhouse
Richard Robertson
Harold Shei, Jr.
Ralph Simmons
Linda Stewart
David Troester
David Vermylen
Mark Wagner
Harry Walsh
James Willard
A. (Susan) Wollensak